June 8, 2018

ETF Managers Trust
30 Maple Street, 2nd Floor
Summit, NJ 07901

Ladies and Gentlemen:

We have acted as counsel for ETF Managers Trust (the “Trust”) in connection with the offer by the Trust of an unlimited number of shares of beneficial interest of the Trust which are currently classified as eleven series.  We have participated in the preparation of Post-Effective Amendment No. 92 to the Trust's Registration Statement (the “Registration Statement”) on Form N-1A relating to the shares of beneficial interest of the Rogers AI Global Macro ETF (the “Shares”) of the Trust to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (“1933 Act”), on or about June 8, 2018.

In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments, including the Agreement and Declaration of Trust of the Trust, dated June 30, 2009 (the “Declaration of Trust”), and have made such other investigations, as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are admitted to the Bar of The Commonwealth of Massachusetts and generally do not purport to be familiar with the laws of the State of Delaware.  To the extent that the conclusions based on the laws of the State of Delaware are involved in the opinions set forth herein below, we have relied, in rendering such opinions, upon our examination of Chapter 38 of Title 12 of the Delaware Code Annotated, as amended, entitled “Treatment of Delaware Statutory Trusts” (the “Delaware Statutory Trust Act”) and on our knowledge of interpretation of analogous common law of The Commonwealth of Massachusetts.  We expressly disclaim any opinion regarding Delaware contract law or general Delaware law that may be incorporated expressly or by operation of law into the Delaware Statutory Trust Act or into the Trust’s Declaration of Trust.

This letter expresses our opinion as to the provisions of the Trust's Declaration of Trust, but does not extend to the Delaware Uniform Securities Act, or to other federal or state securities laws or other federal laws.

Based upon the foregoing and subject to the qualifications set forth herein, we hereby advise you that, in our opinion:

1.	The Trust is validly existing as a statutory trust under the laws of the State of Delaware.

2.
The Trust is authorized to issue an unlimited number of shares of beneficial interest, the Shares have been duly and validly authorized by all action of the Trustees of the Trust, and no action of the shareholders of the Trust is required in such connection.

ETF Managers Trust
June 8, 2018

3.	The Shares, when issued in accordance with the Trust’s Declaration of Trust and by-laws, will be legally issued, fully paid and non-assessable by the Trust.

We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the 1933 Act.  We consent to the filing of this opinion with and as a part of the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.  We also hereby consent to the use of our name as legal counsel in the Registration Statement.

Very truly yours,

/s/ SULLIVAN & WORCESTER

SULLIVAN & WORCESTER LLP
DCM